EXHIBIT 99

                    UNION PLANTERS SIGNS DEFINITIVE AGREEMENT
                     TO ACQUIRE SHO-ME FINANCIAL CORPORATION

MEMPHIS, TENNESSEE; June 23, 1997 (NYSE: UPC) C Benjamin W. Rawlins Jr., Chairman and Chief Executive Officer of Union Planters Corporation, and Raymond
G. Merryman, President and Chief Executive Officer of Sho-Me Financial Corporation, jointly announced today that the two companies have entered into a definitive agreement pursuant to which Union Planters would acquire Sho-Me Financial Corporation in a tax-free exchange of stock.

The agreement calls for Union Planters to exchange .7694 shares of its common stock for each common share of Sho-Me Financial Corporation. The transaction would be valued at approximately $59 million or $39.34 per share based on Union Planters= June 23 closing stock price of $51.125. UPC will purchase approximately 1.2 million shares in the open market to use in the exchange. The acquisition is expected to be complete by the fourth quarter of 1997 and is subject to shareholder and regulatory approval and the satisfaction of normal contractual closing conditions.

As of March 31, 1997, Sho-Me Financial Corporation reported $305 million in total assets and approximately $29 million in shareholders= equity. Sho-Me, headquartered in Mt. Vernon, Mo., operates eight banking facilities under the name 1st Savings Bank in Mount Vernon, Aurora, Bolivar, Republic, El Dorado Springs and Springfield. At the conclusion of the merger, these locations will merge with Union Planters Bank of Southwest Missouri, a $184 million-asset affiliate of Union Planters Corporation. This combination will give Union
Planters approximately $488 million in total assets and 17 full-service locations in Lawrence, Polk, Cedar, Greene, Christian and Taney counties.

In making the announcement, Ben Rawlins stated, "Our philosophy has been to affiliate with well-run, community-focused institutions. The addition of Sho-Me Financial Corporation to the Union Planters family of banks is in line with this philosophy and strengthens our position in Southwest Missouri."

Raymond Merryman commented, "We look forward to our strategic combination with Union Planters and the subsequent enhanced product line and customer conveniences. Their community-oriented management structure was a main attraction for us and we look forward to great opportunities for our customers, employees and shareholders, as well as the communities we serve."

Union Planters Corporation, headquartered in Memphis, Tenn., is a $15 billion multi-bank holding company with over 433 offices in Missouri, Tennessee, Mississippi, Arkansas, Louisiana, Alabama and Kentucky.



For more information:

Union Planters Corporation:
Bill Andrews
Director of Marketing
(901) 580-2892

Sho-Me Financial Corporation:
Raymond Merryman
President and Chief Executive Officer
(417) 466-2171